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                                                                    EXHIBIT 99.1


                         LA JOLLA PHARMACEUTICAL COMPANY
                  REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

SAN DIEGO, MAY 12, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC), reported a net loss for the first quarter ended March 31, 2003 of $13.5 million or $0.32 per share compared to a net loss of $8.1 million or $0.20 per share for the first quarter of 2002.

Research and development expenses increased to $11.9 million for the three months ended March 31, 2003, compared to $7.2 million for the same period in 2002. The difference was primarily due to expenses associated with concluding the Company's Phase 3 clinical trial of Riquent(TM), analyzing the resulting data and costs of other related studies including the open-label follow-on clinical trial of Riquent(TM), which was initiated in July 2002 and closed in April 2003.

Cash, cash equivalents and short-term investments as of March 31, 2003 were $38.7 million compared to $52.7 million as of December 31, 2002. The Company anticipates that its existing cash, investments and interest earned thereon will be sufficient to fund the Company's operations as currently planned either into the first quarter of 2004, if an additional trial for Riquent(TM) is required by the Food and Drug Administration ("FDA"), or into the second quarter of 2004, if no additional trial for Riquent(TM) is required. In addition to closing the clinical trials discussed above, the Company recently reduced the size of its organization by 24 positions, including some management positions, and currently has 129 employees. The benefit of the cost savings from these actions is expected to be realized beginning in the third quarter of 2003.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit our Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and
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unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we plan to submit a New Drug Application ("NDA") for Riquent(TM), there is no guarantee that regulatory authorities will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. Although we have determined to submit a NDA for Riquent, the clinical results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, will likely require regulatory approval, and will likely be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                       ###
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LA JOLLA PHARMACEUTICAL COMPANY
CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF OPERATIONS

                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                            --------------------------------
                                                                              2003                    2002
                                                                            --------                --------
Research and development expense                                            $ 11,920                $  7,244
General and administrative expense                                             1,801                   1,413
                                                                            --------                --------
    Total expenses                                                            13,721                   8,657

                                                                            --------                --------
Loss from operations                                                         (13,721)                 (8,657)
Interest expense                                                                 (43)                     (6)
Interest income                                                                  223                     548

                                                                            --------                --------
Net loss                                                                    $(13,541)               $ (8,115)
                                                                            ========                ========
Basic and diluted net loss per share                                        $  (0.32)               $  (0.20)
                                                                            ========                ========
Shares used in computing basic and diluted net loss per share                 42,480                  40,979
                                                                            ========                ========

BALANCE SHEET INFORMATION

                                                                            MARCH 31, 2003      DECEMBER 31, 2002
                                                                            --------------      -----------------
ASSETS
Cash, cash equivalents, and short-term investments                           $38,655                 $52,725
Other assets                                                                  10,444                   9,139

                                                                             -------                 -------
    Total assets                                                             $49,099                 $61,864
                                                                             =======                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                                  $ 8,750                 $ 8,065
Stockholders' equity                                                          40,349                  53,799

                                                                             -------                 -------
    Total liabilities and stockholders' equity                               $49,099                 $61,864
                                                                             =======                 =======